Exhibit 99.1

 ADC Updates Financial Outlook for the Fourth Fiscal Quarter of 2005;
        Conference Call on October 5, 2005 at 8:30 a.m. Eastern

    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 4, 2005--ADC (NASDAQ:ADCT)(www.adc.com) today updated its financial outlook for its fourth fiscal quarter ending October 31, 2005. The current outlook includes the estimated results of Fiber Optic Network Solutions (FONS) for the period subsequent to the closing of the acquisition on August 26, 2005. Depending on sales mix and other factors, ADC currently estimates that sales in the fourth quarter of fiscal 2005 will be around $290 to $300 million (including an estimated $8 million of FONS sales.) Excluding FONS sales, ADC's estimated fourth fiscal quarter sales are expected to be approximately 7% to 11% higher than fourth quarter 2004 sales of $264 million. Based on this sales outlook and subject to sales mix and other factors, generally accepted accounting principles (GAAP) diluted EPS from continuing operations in the fourth quarter of fiscal 2005 is currently estimated to be around $0.15 to $0.19 (including an estimated $0.00 EPS related to FONS.) Excluding FONS, ADC's estimated fourth fiscal quarter EPS is currently expected to be approximately 15% to 46% higher than fourth quarter 2004 EPS of $0.13. This EPS outlook is subject to expected reductions from any significant restructuring and impairment charges and certain non-operating gains/losses, as well as FONS acquisition-related expenses and amortization of FONS acquired intangibles, the amounts of which are uncertain at this time, and expenses under the FONS employee retention pool implemented at the time of closing.
    At this time, ADC projects lower than previously expected sales primarily for Fiber-to-the-X (FTTX) products in the fourth fiscal quarter of 2005. ADC believes that sales of FTTX products will continue to grow in fiscal 2006 as U.S. and international customers continue to ramp up their deployments. We believe this fourth quarter fluctuation is a temporary issue associated with an inventory buildup of FTTX products sold in the market. As a result, ADC will reduce its manufacturing workforce in Mexico by approximately 400 employees during the fourth fiscal quarter. Manufacturing positions are expected to increase again as needed to fulfill an expected increase in demand for FTTX and other products in 2006. In addition to the current lower demand for FTTX products, ADC anticipates lower-than-expected fourth fiscal quarter sales in amplifiers and services to wireless customers.
    As we have previously stated, we continue to believe that our expansion into the new growth markets of FTTX, wireless and enterprise (which collectively represent about 25% of our total sales) may be changing the seasonality patterns for our business. This seasonality change may be different from the pattern of our central-office-based business, which historically has experienced seasonal patterns of sequential sales growth in which our fourth quarter sales are higher than those in the third fiscal quarter. This historical seasonal pattern likely will not apply in fiscal 2005 and we cannot be certain if it will apply in future fiscal years. Also, historically our first fiscal quarter sales have been lower than our previous fourth quarter sales as a result of many of our customers being on a calendar-year budget cycle, a lower number of working days due to numerous holidays in this quarter and a general slowdown in activity among our customers in our first fiscal quarter.
    This updated fourth quarter outlook assumes operating margins of around 6.5% to 8.5% based on gross margins of around 34.5% to 35.5%, depending on sales mix, and operating expenses around 27% to 28% of sales, depending on the actual amount of variable expenses and excluding any significant restructuring and impairment charges, as well as excluding FONS acquisition-related expenses and amortization of FONS acquired intangibles, the amounts of which are uncertain at this time, and expenses under the FONS employee retention pool implemented at the time of closing. An estimated provision for income taxes of around $2 million per quarter is also assumed.

    2006 Outlook

    "Although we have experienced quarter-to-quarter fluctuations in fiscal 2005, we believe that our expected annual sales for fiscal 2005 reflect growth at rates higher than the growth rates for overall global communications equipment sales for the wireline, wireless and enterprise networks. Looking ahead as a global leader in communications network infrastructure solutions, ADC believes that it can again grow sales in fiscal 2006 at rates faster than aggregate global communications equipment sales for this sector," said Robert E. Switz, president and CEO of ADC. "ADC's global customers are upgrading their networks for next-generation voice, data and video services. This creates many growth opportunities for ADC as new network builds are underway and expected for Fiber-to-the-X, IPTV, carrier Ethernet, Voice-over-IP, wireless data and distributed antenna systems, and high-definition video services."
    "Given ADC's expected annual organic sales growth for fiscal 2005 of 20% to 21% over fiscal 2004 (excludes sales of the KRONE and FONS acquisitions from both fiscal 2005 and fiscal 2004), we believe our expected fourth quarter results represent a temporary fluctuation and remain confident in achieving progress toward our long-term goal of operating margins in the range of 14% to 18% in the next 2 to 3 years," added Switz. This goal excludes any significant restructuring and impairment charges, as well as excluding FONS acquisition-related expenses and amortization of FONS acquired intangibles, the amounts of which are uncertain at this time, and expenses under the FONS employee retention pool implemented at the time of closing.

    Earnings Per Share Calculation

    For the calculation of GAAP diluted EPS from continuing operations, this outlook for the fourth fiscal quarter of 2005 is based on the if-converted method, which assumes that our convertible notes are converted to equity. This method results in the fully diluted EPS calculation for continuing operations using a:

    -- Numerator of the sum of income from continuing operations plus a convertible note interest add back of around $2.5 million per quarter.

    -- Denominator of around 132 to 133 million average shares outstanding.

    Income Tax Expense

    Starting in the third quarter of fiscal 2002, the tax benefits of ADC's pre-tax losses have been added to deferred tax assets with an offsetting valuation reserve. As of July 29, 2005, ADC had a total of $1,060 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a nearly full valuation reserve and as a result have been shown on the balance sheet at an insignificant amount. Approximately $226 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. As it generates pre-tax income in future periods, ADC currently expects to record minimal income tax expense until either its deferred tax assets are fully utilized to reduce future income tax liabilities or the value of its deferred tax assets are restored on the balance sheet. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after fiscal 2021.
    A copy of this news release, including the financial outlook it contains, can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

    October 5 Conference Call at 8:30 a.m. Eastern

    ADC will discuss its fourth fiscal quarter 2005 updated outlook on a conference call scheduled for October 5, 2005 at 8:30 a.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489. Starting October 5, 2005 at 10:00 a.m. Eastern time, the replay of the call can be accessed until 11:59 p.m. Eastern time on October 12 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 1242016).

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ:ADCT) has sales into more than 150 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement Regarding Forward Looking Information

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: the magnitude and duration of the recovery from the significant downturn in the communications equipment industry, which was primarily during ADC's fiscal years 2001 to 2003, particularly with respect to the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; our ability to restructure our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; possible consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to product line acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in demand for particular products in our portfolio which have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by some of our customers, which can influence future sales to these customers as well as our ability to collect amounts due us; economic and regulatory conditions both inside and outside of the United States, as our sales are split approximately evenly between the U.S. and non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by third parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions, lack of investor demand or the current corporate charter limitation on our ability to issue additional shares of common stock; our ability to attract and retain qualified employees; our ability to maintain key competencies during a period of reduced resources and restructuring; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components, and our increased dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; our ability to successfully defend or satisfactorily settle our pending litigation; and other risks and uncertainties, including those identified in the Risk Factors included in Exhibit 99 of ADC's Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2005. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: ADC, Minneapolis
             Investor Relations:
             Mark Borman, 952-917-0590
             or
             Public Relations:
             Chuck Grothaus, 952-917-0306